Exhibit 10.3

PURSUANT TO ITEM 601(b)(10) OF REGULATION S-K, CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED BY MEANS OF MARKING SUCH PORTIONS WITH ASTERISKS [***] AS THE IDENTIFIED CONFIDENTIAL PORTIONS ARE BOTH NOT MATERIAL AND ARE THE TYPE OF INFORMATION THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

GETTY REALTY CORP.

292 MADISON AVENUE, 9th FLOOR

NEW YORK, NEW YORK 10017-6318

July 28, 2026

Eugene Shnayderman

[* * *]

Dear Eugene:

This will confirm our discussion about your separation from employment with Getty Realty Corp. (the "Company") on mutually agreeable terms as set forth below. You and the Company agree that this Agreement represents the full and complete agreement concerning your separation from employment with the Company.

1.
Separation Date. Your last day of employment with the Company will be August 14, 2026 (the "Separation Date").
2.
Return of Company Property.
a.
You agree to return any and all Company property including, but not limited to, all documents, contracts, computer files, keys, access passes, and similar items. For the avoidance of doubt, you may retain the Company-issued laptop (the "Laptop") subject to the IT process described below. You agree that you will not keep copies of the Company's property, its documents, or any of its Confidential Information (as defined below), except to the limited extent expressly authorized by the Company.
b.
The Company's IT team will coordinate and supervise the identification, removal, and secure deletion of Company property, proprietary materials, and Confidential Information from the Laptop. This process may occur before or after your Separation Date, and you will fully cooperate with it, including by promptly making the Laptop available, providing necessary access, passwords, and credentials, and executing any reasonable confirmations requested by IT. The Company, in its sole discretion, may designate limited materials that you may retain, and any such retention must be authorized by the Company.
c.
In addition, you agree that, to the fullest extent permitted by law, you will conduct a thorough search for and thereafter permanently and irrevocably delete any intangible property of the Company that exists or is stored (i) in any e-mail account; (ii) in any "cloud" account; or (iii) on any computer, tablet, cellular phone or smartphone, or other electronic storage device, the foregoing of which are accessible, controlled, or owned by you (and not by the Company).
d.
Nothing in this Paragraph 2 limits your obligation to keep confidential, in accordance with Paragraph 12, any Company information, or your obligation to preserve any Company information that is subject to a legal hold or other legal requirement.

3.
Reimbursement of Expenses. Reimbursements of any expenses incurred by you for Company purposes will be made promptly upon presentation of your final expense reimbursement report consistent with Company policies. Your final expense reimbursement report must be submitted within seven (7) days after the Separation Date.
4.
Separation Payment. In consideration for your execution, non-revocation of, and compliance with the terms of this Agreement, the Company agrees to pay you a lump sum payment of [* * *], subject to tax-withholdings and deductions as required by law. The Company shall issue an IRS Form W-2 for all payments to you. You will receive this payment after the Effective Date (as defined in Paragraph 23 below), subject to regular payroll processing.
5.
Paid Time Off. On the first regular payroll date that occurs after the Effective Date, you will be paid for any accrued and unused paid time off days as of the Separation Date.
6.
Restricted Stock Units (RSUs). As of the Separation Date, you have a total of 108,650 RSUs of which 62,750 are vested as of the Separation Date and 45,900 will vest as a result of the termination of your employment by the Company.
a.
You understand that you are entitled to your 108,650 RSUs whether or not you sign this Agreement. In accordance with the Getty Realty Corp. Third Amended and Restated 2004 Omnibus Incentive Compensation Plan (the "Plan"), the RSUs shall be paid as follows:
i.
62,750 RSUs will be paid by issuance of shares of the Company's Common Stock. You understand that the taxes required to be withheld by law with respect to the issuance of your vested RSUs will be satisfied by a withholding of shares of the Company's Common Stock otherwise issuable having a fair market value (based on the price of the Company's Common Stock determined in accordance with the terms of the Restricted Stock Unit Agreements you executed with the Company) equal to the taxes required to be withheld.
ii.
45,900 RSUs will be paid in a lump sum cash payment subject to tax withholdings as required by law.
b.
For avoidance of doubt, you understand and acknowledge that you will not be eligible for any grant of RSUs in 2027.
7.
Benefits. Your employee benefits (including medical, Company funded HRA (Prime Pay), group life insurance, short and/or long term disability insurance, 401K, profit sharing, and Supplemental Retirement Plan for Executives) shall terminate on the Separation Date; it being understood, however, that your participation in any of the employee benefit plans of the Company shall be subject to the conditions and limitations set forth in the applicable plan, and nothing in this Agreement is intended to alter or modify your right to any post termination benefit to which you are entitled under any such employee benefit plans.
8.
COBRA. After the Separation Date, you will be eligible to receive continuation of health coverage for yourself and your eligible dependents pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"). Information on COBRA will be mailed to you under separate cover. To be eligible for such coverage, you must complete the COBRA enrollment forms and return them as required as soon as possible. You shall be responsible for enrollment and maintenance of your COBRA election and for payment of your premiums therefor. However, in consideration for your execution, non-revocation of, and compliance with the terms of this Separation Agreement, the Company agrees to reimburse you for the cost of COBRA continuation coverage premiums for yourself and your eligible dependents until February 28, 2027 (the "COBRA Benefit Period"). You shall receive a lump sum payment equal to the amount necessary to reimburse you for your COBRA premium payments for the COBRA Benefit Period. You will receive this payment within 30 days following the Separation Date whether or not you exercise your right to receive continuation of coverage under COBRA.
9.
[* * *].
10.
Acknowledgments.
a.
You understand and agree that WITHOUT THIS AGREEMENT, you would not otherwise be eligible to receive the payments set forth in Paragraphs 4, 8, and 9 above, that said payments are due solely from the Company, and that Insperity has no obligation to pay such additional amounts even though payments may be processed through Insperity. Further, by signing this Agreement, you agree that: (a) you are not entitled to any payments and/or benefits from the Company or from Insperity, other than specifically listed in this Agreement; and (b) you have received all compensation and benefits to which you were entitled under the Fair Labor Standards Act (FLSA) and New York Labor Law (NYLL).
b.
Other than the consideration expressly set forth in this Agreement, as of the Separation Date you will no longer be entitled to receive payments or benefits of any kind from the Company, including but not limited to any salary, bonuses or incentive compensation, and the arrangements, payments and benefits described in this Agreement are in lieu of and in full satisfaction of any amounts (or pro rata portions thereof) that might otherwise be payable under any contract, plan, policy or practice, past or present, of the Company, including but not limited to any discretionary bonus or incentive compensation. Any accrued or vested amounts or benefits due to you will be treated in accordance with the Company's benefit plans, programs, or policies, as applicable. You expressly acknowledge and agree that as of the Separation Date, you have received any and all compensation that is or could be due and owing to you from the Company during the period of your employment (it being understood that final payments will be processed and delivered in accordance with the Company's regular administrative payroll timelines).
11.
General Release of All Claims. In exchange for your continued employment through the Separation Date, the payments set forth in Paragraphs 4, 8, and 9 above, and the promises set forth in this Agreement, on behalf of yourself (and your heirs, successors and assigns), you hereby release the Company and Insperity and any and all of their respective current and former parents, subsidiaries, affiliates, officers, directors, executives, employees, attorneys, agents, insurers, successors and assigns, (hereinafter collectively "Releasees"), from any and all legal, equitable or other claims, counterclaims, demands, setoffs, defenses, contracts, accounts, suits, debts, agreements, actions, causes of action, sums of money, reckonings, bonds, bills, specialties, covenants, promises, variances, trespasses, damages, extents, executions, judgments, findings, controversies and disputes, and any past, present or future duties, responsibilities, or obligations, existing from the beginning of the world through the date hereof, which are now known or unknown, including but not limited to the following:
a.
any and all such claims or counterclaims alleging or sounding in discrimination, harassment, retaliation, failure to accommodate, breach of contract, breach of any implied covenant of good faith, piercing the corporate veil, whistleblowing, corporate fraud, accounting, tort, defamation, libel, slander, injurious falsehood, public policy, assault, battery, intentional or negligent infliction of emotional distress, attorneys' fees, indemnification, and all claims for compensatory, punitive, and liquidated damages; and
b.
any and all claims under any and all federal, state or local laws including, but not limited to claims under the fair employment practice laws or other employment related laws of the

United States, New York and all jurisdictions, states, municipalities and localities, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. §§2000e et seq.; the Civil Rights Act of 1991; the Age Discrimination in Employment Act, 29 U.S.C. §§ 621-634 ("ADEA"); the Americans with Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq.; the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §§ 2101 et seq.; the Sarbanes Oxley Act of 2002; the National Labor Relations Act, 29 U.S.C. §§ 151, et seq.; the Fair Labor Standards Act, 29 U.S.C. §§ 201, et seq.; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1001-1461; the New York Labor Law; the New York State Worker Adjustment and Retraining Notification Act; the New York State Human Rights Law; the New York Executive Law; and the New York Workers' Compensation Law; the New York State Civil Rights Law; the New York City Human Rights Law; the New York City Earned Sick Leave Law; and
c.
any and all claims under all other employee relations, labor, corporate and commercial statutes, executive orders, laws, rules and/or regulations; and
d.
any and all claims for wages, bonuses, commissions, vacation pay, employee fringe benefits, reimbursement of expenses, monetary and/or equitable relief, punitive and compensatory relief, and/or attorneys' fees and/or costs.

Nothing in this Agreement shall waive any claims or rights that, pursuant to law, cannot be legally waived or subject to a release of this kind, such as (a) claims for unemployment or workers' compensation benefits; (b) rights to vested benefits under any applicable retirement plans as of the Separation Date; and/or (c) claims arising under or to enforce the terms and conditions of this Agreement. Further, nothing in this Agreement shall prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission ("EEOC") or a comparable state or local agency, with the Securities and Exchange Commission ("SEC"), or any other applicable governmental agency with respect to which such rights may not be waived or limited. Notwithstanding the foregoing, you understand that the Release will completely bar any personal recovery or relief obtained by you or on your behalf, whether monetary, equitable, or otherwise, provided however that this limitation on recovery shall not apply to administrative proceedings before the SEC.

12.
Confidentiality.
a.
You agree that you shall not publish, use or disclose Confidential Information to any entity, organization or person. "Confidential Information" means any and all information, whether written or verbal, which: (a) the Company does not make available to the public, industry, or third parties; and (b) relates to the Company's business operations, products, processes, business plans, purchasing, marketing, clients or suppliers. "Confidential Information" includes, but is not limited to the following: (a) financial information and data; (b) information pertaining to personnel and compensation; (c) marketing plans and related information; (d) the names, lists, contact information, and practices of vendors and suppliers; (e) business methods, techniques, and plans, and the information contained therein; and (f) all other confidential information of, about, or concerning the Company or its affiliates. Additionally, you are hereby further notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
b.
You agree to keep the existence and terms of this Agreement confidential and not to disclose the Agreement or the terms thereof to any person, except (a) to your immediate family and as may be required for obtaining legal or tax advice; (b) for the filing of income tax returns or required financial disclosures; or (c) as may be required by law or in any proceeding to enforce this Agreement. In the case of any disclosure to immediate family or a legal or tax advisor, you shall require any person receiving such information to maintain its confidentiality, and any breach by such person of the non-disclosure requirements hereunder shall be deemed a breach by you of this Agreement. Nothing in this Agreement shall prevent you from speaking to an attorney, the New York State Division of Human Rights, the U.S. Equal Opportunity Commission, local human rights commissions, or any other form of law enforcement. Nothing in this paragraph should be construed as limiting any rights otherwise afforded or protections granted under Section 7 of the National Labor Relations Act.
c.
Additionally, you are hereby further notified in accordance with the Defend Trade Secrets Act of 2016 that you will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (a) is made (x) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (y) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.
13.
Transition Assistance and Cooperation. You and the Company agree that because of your role and responsibilities with the Company, certain matters in which you have been involved during your employment may necessitate your assistance with the transition of your duties and cooperation with the Company, before and after the Separation Date. Accordingly, to the extent reasonably requested by the Company, you agree to provide reasonable transition assistance and cooperation described below:
a.
Transition Assistance. To the extent reasonably requested by the Company, you agree to provide reasonable transition assistance before and after the Separation Date in connection with the orderly transfer of your duties and responsibilities. Such assistance may include being reasonably available by telephone or email to provide institutional knowledge, answer questions concerning matters within your former areas of responsibility, assist with the transition of responsibilities to your successor or other Company personnel, explain historical accounting practices, procedures, controls, reporting processes, and ongoing matters existing as of the Separation Date, and provide such other transition-related assistance as may reasonably be requested by the Company.
b.
Cooperation. In addition, to the extent reasonably requested by the Company, you agree to reasonably assist and cooperate in connection with matters arising from your employment with the Company. Such assistance may include providing information, meeting with Company personnel, auditors, advisors, or counsel, where appropriate, executing documents that accurately reflect your knowledge of relevant matters, and taking such other actions as may reasonably be requested regarding: (i) the Company's business, finances, accounting, financial reporting, internal controls, disclosures, or your involvement therein during your employment; (ii) the preparation, review, or audit of financial statements, SEC filings, certifications, or other disclosures relating to periods during which you were employed by the Company; (iii) litigation, claims, or disputes relating to events that occurred during your employment; and (iv) governmental, regulatory, accounting, or other investigations, examinations, or reviews relating to matters occurring during your employment.
14.
No Negative Statements To the fullest extent permitted by applicable law, you agree not to make any negative or disparaging statements about or do anything which damages the Company or its subsidiaries, affiliates, services, reputations, officers, directors, employees or financial status, or which damages them in any of their business relationships. You further agree not to communicate with, give interviews and/or provide statements to any member of the media, including without limitation any print, broadcast or electronic media, concerning any aspect of your employment or experiences with the Company (including the cessation of your employment) or of the Company's business.
15.
Non-admission of Wrongdoing. By entering into this Agreement, neither you nor the Company or any of their officers, agents or employees, admit any wrongdoing or violation of law. The Company specifically disclaims any liability to or for wrongful acts against you or any other person.
16.
Changes to the Agreement. This Agreement may not be changed unless the changes are in writing and signed by you and an authorized representative of the Company.
17.
Jurisdiction and Applicable Law. This Agreement arises out of employment within the State of New York and it shall in all respects be interpreted, enforced and governed under the laws of the State of New York, without giving effect to any state or federal principles of conflict law.
18.
Venue. The parties consent to the jurisdiction of the New York Supreme Court and of the United States District Court for the Southern District of New York for the enforcement of this Agreement.
19.
Injunctive Relief: You agree and acknowledge that the Company will be irreparably harmed by any breach, or threatened breach, by you of any this Agreement and that monetary damages would be grossly inadequate. Accordingly, you agree that in the event of a breach, or threatened breach, by you of this Agreement, the Company shall be entitled to apply for immediate injunctive or other preliminary or equitable relief, as appropriate, in addition to all other remedies available at law and equity, without being required to post a bond. The Company shall be entitled to recover all reasonable attorneys' fees and costs incurred with respect to any action brought to enforce its rights under this paragraph. Notwithstanding the foregoing, in the event of a breach of any provision of this Agreement, all amounts payable to you under this Agreement shall terminate immediately.
20.
Severability. In the event that one or more of the provisions of this Agreement shall become invalid, illegal or unenforceable in any respect (other than the Release set forth in Paragraph 11), the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.
21.
Entire Agreement. This Agreement contains the entire agreement between you and the Company and replaces any prior agreements or understandings between you and the Company, provided, however, that any and all prior agreements regarding post-employment obligations, including without limitation regarding confidentiality, non-competition, non-solicitation or other post-employment obligations, and any agreements regarding the assignment of any intellectual property or other information by you to the Company, shall remain in full force and effect and be incorporated into this Agreement by reference as if fully restated herein.
22.
Waiver. By signing this Agreement, you acknowledge that:
a.
You have carefully read, and understand, this, Agreement;
b.
You have been given twenty-one (21) days to consider your rights and obligations under this Agreement and to consult with an attorney;

c.
You have been advised to consult with an attorney and/or any other advisors of your choice before signing this Agreement;
d.
You understand that this Agreement is LEGALLY BINDING and by signing it you give up certain rights;
e.
You have voluntarily chosen to enter into this Agreement and have not been forced or pressured in any way to sign it;
f.
You KNOWINGLY AND VOLUNTARILY RELEASE the Company and its subsidiaries, affiliates, officers, directors, agents, or employees from any and all claims you may have, known or unknown, in exchange for the payments and benefits you have obtained by signing, and that these payments and benefits are in addition to any benefit you would have otherwise received if you did not sign this Agreement;
g.
The General Release in this Agreement includes a WAIVER OF ALL RIGHTS AND CLAIMS you may have under the ADEA (29 U.S.C. §621 et seq.); and
h.
This Agreement does not waive any rights or claims that may arise after this Agreement is signed and becomes effective.
23.
Effective Date. You should return the signed Agreement to me at 292 Madison Avenue, 9th Floor, New York, New York 10017-6318 by no later than August 18, 2026. You have until seven (7) days from the date you sign this Agreement to change your mind and revoke your execution. If you change your mind, you must send written notice of your decision to me at 292 Madison Avenue, 9th Floor, New York, New York 10017-6318 so that I RECEIVE your revocation no later than the eight (8th) day after you originally signed this Agreement. This Agreement shall become effective on the 8th day after you originally signed this Agreement (such date referred to as the "Effective Date"). You should understand that the Company will not be required to make the payments or benefits provided for above unless this Agreement becomes effective.
24.
Counterparts. This Agreement may be executed in any number of counterparts, which together shall be effective as if they were a single document. Signatures on the Agreement transmitted by email or facsimile copy shall have the same force and effect as original signatures.

We wish you the best of success and personal and professional fulfillment in the future.

Sincerely,

Getty Realty Corp.

By: /s/ Christopher J. Constant

Christopher J. Constant

President and Chief Executive Officer

I HAVE READ THE FOREGOING AGREEMENT, AND I FULLY UNDERSTAND ITS TERMS. I AM SIGNING THIS AGREEMENT FREELY AND VOLUNTARILY, HAVING BEEN GIVEN A FULL AND FAIR OPPORTUNITY TO CONSIDER IT AND AFTER HAVING BEEN ADVISED TO CONSULT WITH COUNSEL OF MY CHOICE.

AGREED AND ACCEPTED:

/s/ Eugene Shnayderman 8/14/26____________

Eugene Shnayderman Date